Subordination Agreement

THIS SUBORDINATION AGREEMENT (“Agreement”) is entered into on this 31st day of July, 2007, by and between Cyber Defense Designees, (Ayuda Funding LLC, (“Ayuda”, “Goldleaf Financial Solutions, Inc.” “Goldleaf”, Acorn Capital Group, LLC”, “Acorn”, Bibby Financial Services (Southwest), Inc., “Bibby”, Spirit Bank an Oklahoma banking corporation, (“SpiritBank”), Tracy Kelly, (“Kelly Loan”), et.al.), (“Designees”) and AJW PARTNERS, LLC, AJW QUALIFIED PARTNERS, LLC, AJW OFFSHORE, LTD, NEW MILLENNIUM CAPITAL PARTNERS II, LLC, (collectively “ NIR Affiliates”).

WHEREAS, Cyber Defense Systems, Inc., a Florida corporation (hereinafter “CDS”) is currently indebted to NIR Affiliates pursuant to the terms of those certain Callable Secured Convertible Note(s) signed by CDS on various dates up to and including on or about May 8, 2007.

WHEREAS, NIR Affiliates has a security interest in and to the assets of CDS.

WHEREAS, Airship Leasing Co., LLC, has requested a loan in the principal amount of Eight Hundred Fifty Thousand and No/100ths Dollars ($850,000.00) from SpiritBank for certain commercial purposes (hereinafter “Spirit Loan”).

WHEREAS, Airship Leasing Co., LLC, has requested a loan in the amount of Three Hundred and Fifty Thousand and No/100ths Dollars ($350,000.00) from Tracy Kelly, an individual, for the purpose of partially securing the Spirit Loan (hereinafter “Kelly Loan”).

WHEREAS, Airship Leasing Co., LLC, has requested a loan in the principal amount of Three Hundred and Seventy-Five Thousand ($375,000) from Ayuda for certain commercial purposes (hereinafter “Loans”).

WHEREAS, CDS owns a majority interest in Airship Leasing Co., LLC, and currently serves as the Managing Member. CDS represents that the Spirit Loan, Kelly Loan and Ayuda laons directly benefit Airship Leasing Co., LLC and CDS.

WHEREAS, SpiritBank, Kelly and Ayuda are unwilling to extend said loans to Airship Leasing Co., LLC, without NIR Affiliates agreement to subordinate its security interest.

WHEREAS, Airship Leasing Co., LLC, has requested additional operating capital in the form of short term loans, line of credit, invoice and purchase order financing from Designees and or Spirit Bank.

WHEREAS, CDS owns a majority interest in Airship Leasing Co., LLC, and currently serves as the Managing Member. CDS represents that SpiritBank, Tracy Kelly and Ayuda and the Designees directly benefit Airship Leasing Co., LLC and CDS.

WHEREAS, SpiritBank, Tracy Kelly, Ayuda and or Designees are unwilling to extend said loans to Airship Leasing Co., LLC, without NIR Affiliates agreement to subordinate its security interest.

NOW THEREFORE, the Parties to this Agreement agree as follows:

1. NIR Affiliates acknowledges and consents to the Spirit Loan, Kelly Loan and Auyda and further acknowledges and consents to SpiritBank, Kelly, Ayuda and or Designees receiving a security interest in and to all presently owned and after acquired assets of Airship Leasing Co., LLC.

2. NIR Affiliates consent and agree to subordinate its security interest in and to CDS’s ownership of Airship Leasing Co., LLC. in favor of SpiritBank, Tracy Kelly, Ayuda and or Designees. Furthermore, NIR Affiliates consent and agree to subordinate its security interest in and to Airship Leasing Co., LLC, and the assets of Airship Leasing Co., LLC, in favor of SpiritBank, Tracy Kelly, Ayuda and or Designees.

3.	This Agreement shall be governed by the laws of the State of Oklahoma.

Dated this ___ day of July, 2007.

By: /s/ Corey Ribotsky
Corey Ribotsky, Managing Partner of NIR Affiliates

By: ______________________________________________
Albert Kelly, President and CEO

By: _______________________________________________
Manny Bello, CEO Auyda Funding, LLC

By: /s/ William C. Robinson
William C. Robinson,
Managing Partner Airship Leasing Co., LLC/CEO Cyber Defense Systems, Inc.